EXHIBIT 3.206
AMENDED AND RESTATED
CERTIFICATE OF LIMITED PARTNERSHIP
OF
GRAHAM PACKAGING COMPANY, L.P.
          THIS Amended and Restated Certificate of Limited Partnership of Graham Packaging Company, L.P. (the “Partnership”), dated as of September (c, 2011, has been duly executed and is being filed by the undersigned in accordance with the provisions of 6 Del. C. § 17-210, to amend and restate the original Certificate of Limited Partnership of the Partnership, which was filed on September 21, 1994, with the Secretary of State of the State of Delaware, as heretofore amended (the “Certificate”), to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.). The original name of the Partnership was Graham Packaging Holdings I, L.P.
          The Certificate is hereby amended and restated in its entirety to read as follows:
          1. Name. The name of the limited partnership formed and continued hereby is Graham Packaging Company, L.P.
          2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
          3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
          4. General Partner. The name and the business address of the sole general partner of the Partnership are:
GPC Opco GP LLC
1110 East Princess Street
York, Pennsylvania 17403
          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Limited Partnership as of the date first-above written.

GPC Opco GP LLC,
general partner

By: /s/ David W. Bullock Name: David W. Bullock
Title: Chief Financial Officer